EXHIBIT 21

Direct and Indirect Subsidiaries of

Bob Evans Farms, Inc.

As of November 1, 2012

Name of Entity and Ownership Structure	Jurisdiction

Bob Evans Farms, Inc.	Delaware

- Bob Evans Farms, Inc.	Ohio
- BEF Foods, Inc.	Ohio
- Kettle Creations, LLC	Ohio
- Bob Evans Holding, Inc.	Ohio
- BEF Management, Inc.	Ohio
- Bob Evans Transportation Company, LLC	Ohio

Mimi’s Cafe, LLC	Delaware
- SWH Corporation	California
- Mimi’s Café Kansas, Inc.	Kansas
- Mimi’s Café of Rogers, Inc.	Arkansas
- SWH Too, LLC*	Delaware
- SWH Texas, Inc.	Delaware
- SWH Liquor Company	Texas
- SWH Oklahoma, Inc.	Oklahoma
- SWH Howard Maryland, Inc.	Maryland
- SWH Charles Maryland, Inc.	Maryland
- SWH Frederick Maryland, Inc.	Maryland

*	In dissolution

The registrant has listed all of its direct and indirect subsidiaries and therefore the inclusion of any entity does not necessarily signify that it is a “significant subsidiary” of the registrant.